UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 3, 2002

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

LabOne Announces Regional Investment with Acquisition of Central Plains Laboratories

LabOne, Inc. announced today that it has acquired Central Plains Laboratories, Hays, Kansas, from Hays Medical Center, Hays, Kansas, and Park City Solutions, Inc., Midway, Utah, for $12.1 million and contingent consideration based on EBITDA contribution over the next two years. As part of the acquisition, Hays Medical Center has entered into a long-term services agreement with Central Plains Laboratories and LabOne.

"The acquisition of Central Plains Laboratories allows LabOne to increase our market presence throughout Kansas, and in portions of Missouri, Nebraska, Colorado, New Mexico, Oklahoma and Texas," said W. Thomas Grant II, Chairman and CEO of LabOne. "Additionally, we are acquiring in-house anatomic pathology and cytology capabilities. Although we expect the integration of Central Plains Laboratories to be completed by the middle of next year, we also expect this acquisition will be immediately accretive to earnings."

"For the Hays community and Western Kansas region, this investment by LabOne will allow Hays Medical Center to fund future expansion of their state-of-the-art facility and further focus their attention on the provision of quality patient care," said John Jeter, MD, Chief Executive Officer and President of Hays Medical Center. "We are especially pleased that this alliance comes from a company within the region. LabOne has fostered so much success in recent times, and the company's commitment to providing high quality, professional and complete laboratory testing services to our hospital staff and medical community was important to our decision. This is clearly a win-win for our community, physicians, employees and medical center patients."

Forward-looking Statements

This press release contains "forward-looking statements," including, but not limited to, assumptions, estimates and projections concerning cost savings and earnings growth. Forward-looking statements often can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "could," "intends," "plans," "estimates," "anticipates," variations thereof, or similar expressions. These statements are not guarantees of the future performance and the Company's future results of operations, financial condition and business operations may differ materially from those expressed in these forward-looking statements. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the ability to achieve labor and other cost reductions, the ability to integrate the laboratory and other operations of the companies, the ability to retain customers of Central Plains, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission, including the Cautionary Statement filed as Exhibit 99 to the Company's Annual Report on Form 10-k. Investors are cautioned not to put undue reliance on any forward-looking statement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: December 3, 2002	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer